Form of Service Agreement


     This Service Agreement (this "Agreement") is entered into as of the ____ day of __________, 1999, by and between [insert name of subsidiary], a __________ corporation (the "Company") and SCANA Service Company, a South Carolina corporation ("SCANA Service").

     WHEREAS, SCANA Service is a direct or indirect wholly owned subsidiary of SCANA Corporation;

     WHEREAS,  SCANA  Service  has been  formed  for the  purpose  of  providing
administrative,   management  and  other  services  to   subsidiaries  of  SCANA
Corporation; and

     WHEREAS, the Company believes that it is in the interest of the Company to provide for an arrangement whereby the Company may, from time to time and at the option of the Company, agree to purchase such administrative, management and other services from SCANA Service;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     I.   SERVICES.   SCANA   Service   supplies,   or  will   supply,   certain
administrative, management or other services to Company similar to those supplied to other subsidiaries of SCANA Corporation. Such services are and will be provided to the Company only at the request of the Company. Exhibit I hereto lists and describes all of the services that are available from SCANA Service.

     II. PERSONNEL. SCANA Service provides and will provide such services by utilizing the services of their executives, accountants, financial advisers, technical advisers, attorneys and other persons with the necessary qualifications.

     If necessary, SCANA Service, after consultation with the Company, may also arrange for the services of nonaffiliated experts, consultants and attorneys in connection with the performance of any of the services supplied under this Agreement.

     III. COMPENSATION AND ALLOCATION. As and to the extent required by law, SCANA Service provides and will provide such services at cost. Exhibit I hereof contains rules for determining and allocating such costs.

     IV. TERMINATION AND MODIFICATION. The Company may terminate this Agreement as to by providing 60 days written notice of such termination to SCANA Service. SCANA Service may terminate this Agreement by providing written notice of such termination to the Company.

     This Agreement is subject to termination or modification at any time to the extent its performance may conflict with the provisions of the Public Utility Holding Company Act of 1935, as amended, or with any rule, regulation or order of the Securities and Exchange Commission adopted before or after the making of this Agreement. This Agreement shall be subject to the


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approval of any state  commission or other state  regulatory body whose approval is, by the laws of said state, a legal prerequisite to the execution and delivery or the performance of this Agreement.

     V. ANNUAL SERVICE REQUESTS. SCANA Service will send an Annual Service Request to the Company each year on or before _____________ of each year listing services proposed for the coming year based on services provided during the past year.

     VI. NOTICE. Where written notice is required by this Agreement, all notices, consents, certificates, or other communications hereunder shall be in writing and shall be deemed given when mailed by United States registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                  (a)      To the Company:

                           --------------------
                           --------------------
                           --------------------
                           --------------------

                  (b)      To SCANA Service:

                           --------------------
                           --------------------
                           --------------------
                           --------------------

     VII. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina, without regard to their conflict of laws provisions.

     VIII. MODIFICATION. No amendment, change or modification of this Agreement shall be valid, unless made in writing and signed by all parties hereto.

     IX. ENTIRE AGREEMENT. This Agreement, together with its exhibits, constitutes the entire understanding and agreement of the parties with respect to its subject matter, and effective upon the execution of this Agreement by the respective parties hereof and thereto, any and all prior agreements, understandings or representations with respect to this subject matter are hereby terminated and canceled in their entirety and are of no further force or effect.

     X. WAIVER. No waiver by any party hereto of a breach of any provision of this Agreement shall constitute a waiver of any preceding or succeeding breach of the same or any other provision hereof.

     XI. ASSIGNMENT. This Agreement shall inure to the benefit and shall be binding upon the parties and their respective successors and assigns. No assignment of this Agreement or any party's

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rights, interests or obligations hereunder may be made without the other party's consent, which shall not be unreasonably withheld, delayed or conditioned.

     XII. SEVERABILITY. If any provision or provisions of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of this ________ day of ________, 1999.

                                         SCANA SERVICE COMPANY


                                         By:  _____________________________
                                              Name:
                                              Title:

                                         [Subsidiary]


                                         By:  _____________________________
                                              Name:
                                              Title:

     The undersigned requests all of the services listed in Exhibit I from SCANA Service, except for _______________________________________. Services will begin
_____________.

                                         [Subsidiary]


                                         By:  _____________________________
                                              Name:
                                              Title:


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                                                                       EXHIBIT I



           Description of Services, Cost Accumulation, Assignment and
                          Allocation Methodologies for
                              SCANA Service Company

     This document sets forth the methodologies used to accumulate the costs of services performed by SCANA Service Company ("SCANA Service") and to assign or allocate such costs to other subsidiaries and business units within SCANA Corporation ("Client Entities").

Cost of Services Performed

     SCANA Service maintains an accounting system that enables costs to be identified by Cost Center, Account Number or Project, Activity, Resource, and Event ("Account Codes"). The primary inputs to the accounting system are time records of hours worked by SCANA Service employees, accounts payable transactions and journal entries. Charges for labor are made at the employees' effective hourly rate, including the cost of pensions, other employee benefits and payroll taxes. To the extent practicable, costs of services are directly assigned to the applicable Account Codes. The full cost of providing services also includes certain indirect costs, e.g., departmental overheads, administrative and general costs, and taxes. Indirect costs are associated with the services performed in proportion to the directly assigned costs of the services or other relevant cost allocators.

Cost Assignment and Allocation

     SCANA Service costs will be directly assigned, distributed or allocated to Client Entities in the manner prescribed below.

          13. Costs accumulated in Account Codes for services specifically performed for a single Client Entity will be directly assigned or charged to such Client Entity.

          14. Costs accumulated in Account Codes for services specifically performed for two or more Client Entities will be distributed among and charged to such Client Entities using methods determined on a case-by-case basis consistent with the nature of the work performed.

          15. Costs accumulated in Account Codes for services of a general nature which are applicable to all Client Entities or to a class or classes of Client Entities will be allocated among and charged to such Client Entities by application of one or more of the allocation methods described below.



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Allocation Methods

     The following methods will be applied, as indicated in the Description of Services section that follows, to allocate costs for services of a general nature.

          1. Net Revenue Ratio - A ratio based on the excess of sales revenue over the applicable cost of sales, e.g., cost of fuel for generation, gas for resale or the direct costs of non-utility goods sold. This ratio will be determined annually based on actual results of operations for the previous calendar year and may be adjusted for any known and reasonably quantifiable events, or at such time, based on results of operations for a subsequent twelve-month period, as may be required due to significant changes.

          2. Number of Customers Ratio - A ratio based on the number of retail electric and/or gas customers. This ratio will be determined annually based on the actual number of customers at the end of the previous calendar year and may be adjusted for any known and reasonably quantifiable events, or at such time as may be required due to significant changes.

          3. Number of Employees Ratio - A ratio based on the number of employees benefiting from the performance of a service. This ratio will be determined annually based on actual counts of applicable employees at the end of the previous calendar year and may be adjusted for any known and reasonably quantifiable events, or at such time as may be required due to significant changes.

          4. Capital Expenditures Ratio - A ratio based on capital expenditures, including capitalized financing costs. This ratio will be determined annually based on actual capital expenditures during the previous calendar year and may be adjusted for any known and reasonably quantifiable events, or at such time, based on capital expenditures for a subsequent twelve-month period, as may be required due to significant changes.

          5. Information Systems Chargeback Rates - Rates for services, including but not limited to Software, Consulting, Mainframe, Midtier and Network Connectivity Services, are based on the costs of labor, materials and Information Services overheads related to the provision of each service. Such rates are applied based on the specific equipment employed and the measured usage of services by Client Entities. These rates will be determined annually based on actual experience and may be adjusted for any known and reasonably quantifiable events, or at such time as may be required due to significant changes.

Description of Services

     A description of each of the services performed by SCANA Service, which may be modified from time to time, is presented below. As discussed above, where identifiable, costs will be directly assigned or distributed to Client Entities. For costs accumulated in Account Codes which are for services of a general nature that cannot be directly assigned or distributed, the



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method or methods of allocation are also set forth.  Substitution or changes may be made in the methods of allocation hereinafter specified, as may be appropriate, and will be provided to state regulatory agencies and to each affected Client Entity.

          1. Information Systems Services - Provides telecommunications and electronic data processing services. Costs of a general nature are allocated using the Information Systems Chargeback Rates.

          2. Human Resources - Establishes and administers policies and oversees compliance with regulations in the areas of employment, compensation and benefits; processes payroll; administers corporate training. Costs of a general nature are allocated using the Number of Employees Ratio.

          3. Financial Services - Provides accounting, tax, treasury, investor relations, hedging activities, insurance, risk management, financial planning and rate services. Costs of a general nature are allocated using an average of the Net Revenue and Capital Expenditures Ratios.

          4. Legal Services - Provides various legal services and general legal oversight; handles claims. Costs of a general nature are allocated using an average of the Net Revenue, Number of Employees, and Capital Expenditures Ratios.

          5. Corporate Services - Provides corporate secretarial, shareholder administration, security, public relations, corporate communication, purchasing, mail, remittance processing, billing, facilities management and aviation services. Costs of a general nature are allocated using the Net Revenue, Number of Customers, Number of Employees and Capital Expenditures Ratios, as applicable, and averages thereof.

          6. Marketing - Establishes strategies and provides oversight for marketing, sales and branding of utility and related services. Costs of a general nature are allocated using the Number of Customers Ratio.

          7. Corporate Compliance - Oversees compliance with all laws, regulations and policies applicable to all of SCANA Corporation's businesses; directs compliance training. Costs of general nature are allocated using the Number of Employees Ratio.

          8. Internal Auditing - Reviews internal controls and compliance therewith. Costs of a general nature are allocated using an average of the Net Revenue and Capital Expenditures Ratios.

          9. Strategic Planning - Develops corporate strategies and business plans. Costs of a general nature are allocated using an average of the Net Revenue and Capital Expenditures Ratios.




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          10.  Governmental   Affairs  and  Economic   Development  -  Maintains
     relationships with government policy makers, conducts lobbying activities and engages in activities to promote economic growth in areas served by Client Entities. Costs of a general nature are allocated using the Number of Customers Ratio.

          11. Gas Supply and Capacity Management - Provides gas supply and capacity management services for regulated Client Entities. Costs of a general nature are allocated using the Net Revenue Ratio.

          12. Environmental Services - Monitors environmental regulations and recommends strategies for complying therewith. Costs of a general nature are allocated using an average of the Net Revenue and Capital Expenditures Ratio.

          13.  Executive  -  Provides   executive  and  general   administrative
     services. Costs of general nature are allocated in proportion to the distribution of all other SCANA Service costs.